Execution Version
SECOND AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER
THIS SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of October 29, 2021, by and among higi SH Holdings Inc., a Delaware corporation (the “Company”), Babylon Holdings Limited, a company incorporated under the Companies (Jersey) Law 1991 with a registered number 114474 (“Parent”), Babylon Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Indemnifying Parties (“Stockholder Representative”), and amends and restates the Original Agreement. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:
Article I
THE MERGER
1.1The Closing
. Unless this Agreement is terminated pursuant to Section 6.1, Parent may elect, in its sole discretion, for the Transactions to be consummated at a closing (the “Closing”) by delivering the signed Exercise Notice to Company, which such Exercise Notice shall be irrevocable and shall designate the date of the Closing (the “Closing Date”), which Closing Date shall be at least thirteen (13) days following delivery of the Exercise Notice to permit the Election Deadline (as defined below) to pass and the Closing Date Payment Spreadsheet to be delivered; provided, however, that Parent may designate a shorter period to Closing which (i) shall not affect the Election Deadline, (ii) shall automatically include a waiver of including the elections not yet made in the Closing Date Payment Spreadsheet and (iii) in no event, shall be shorter than 5 Business Days following the date of the delivery of the Exercise Notice. The delivery of an Exercise Notice may occur no earlier than the 11th day, and no later than the end of the 20th day, following the delivery by Parent to the Company of a Notice to Provide Final Representation Qualifications. Upon delivery of the Exercise Notice, each of Parent and the Company shall promptly and in good faith proceed to consummate the Merger pursuant to the terms hereof and, prior to the Closing Date, the Company shall cause each of its obligations set forth in Annex A to be fulfilled. For clarity, the consummation of the Closing shall be at Parent’s sole election, and Parent shall be under no obligation to consummate the Closing unless the Exercise Notice has been signed and delivered to the Company and unless and until each of the conditions to closing set forth herein shall have been satisfied (or, if permissible, waived by Parent).
1.2The Merger
. On the terms and subject to the conditions in this Agreement and Delaware Law, on the Closing Date, Parent, the Company, and Merger Sub shall effect the Merger by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Delaware Law, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and a wholly owned subsidiary of Parent (the “Surviving Corporation”). The Merger shall become effective upon the acceptance by the Secretary of State of the State of Delaware of the Certificate of Merger or such other time as may be specified therein (the “Effective Time”).
1.3Effects of the Merger on the Entities
. The certificate of incorporation and the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation and bylaws, respectively, of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be that of the Company). The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately after the Effective Time. At the Effective Time, the other effects of the Merger shall be as provided by the Certificate of Merger and Delaware Law.
1.4Effect of Merger on the Capital Stock

(a)Merger Sub Capital Stock. At the Effective Time, each share of capital stock of Merger Sub that is issued and outstanding as of immediately prior to the Effective Time shall be converted into and become one share of Company Common Stock (and there shall be no other shares of Company Capital Stock issued and outstanding).
(b)Company Capital Stock; Company Options.
(i)Company Capital Stock. At the Effective Time, each share of Company Capital Stock (excluding Cancelled Shares and Dissenting Shares) issued and outstanding as of immediately prior to the Effective Time shall be cancelled and converted into the right to receive, in each case in accordance with and pursuant to the terms hereof, the Charter Documents and Delaware Law, the portion of the Merger Consideration such share is so entitled to receive, if any, as set forth in the amounts and calculations and components thereof in the Closing Date Payment Spreadsheet.
(ii)Cancelled Shares; Dissenting Shares. At the Effective Time, each share of Company Capital Stock that is issued and outstanding and held by Parent, Merger Sub, the Company or any of their Subsidiaries as of immediately prior to the Effective Time (“Cancelled Shares”) shall be cancelled without any consideration therefor. At the Effective Time, each share of Company Capital Stock with respect to which the holder thereof has properly demanded and not effectively withdrawn or lost appraisal rights under Delaware Law (“Dissenting Shares”) shall not be converted into the right to receive the consideration set forth in Section 1.4(b)(i) but instead shall be entitled to such rights as are provided by Delaware Law; provided, however that if any holder of Dissenting Shares effectively withdraws, loses or fails to perfect such holder’s appraisal rights, then such holder’s shares shall be converted into the right to receive, upon the terms of this Agreement, the consideration set forth in Section 1.4(b)(i) (without interest). The Company shall give Parent prompt notice and a copy of any demand for appraisal received by the Company and/or any of its Affiliates. The Surviving Corporation shall not make any payment with respect to any such demands or offer to settle or settle any such demands without the prior written consent of Parent.
(iii)Company Options. No Company Option shall be assumed by Parent. At the Effective Time, each Company Option (or portion thereof), whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time, shall be cancelled without the payment of any consideration. Prior to the Effective Time, and subject to the review and approval of Parent, the Company shall take all actions necessary to effect the transactions contemplated by this Section 1.4(b)(iii) under the Plan, all Company Option agreements, and any other plan or arrangement of the Company (whether written or oral, formal or informal) and any applicable Legal Requirement, including adopting all resolutions, giving all notices, obtaining all consents, and taking any other actions reasonably necessary to effect the transactions contemplated by this Section 1.4(b)(iii), so that, at the Closing, the Company shall not have any outstanding equity interests or equity-related interests other than shares of Company Capital Stock. The Company agrees to effect the termination of the Plan or any other successor plan or arrangement, subject to the reasonable review and approval of Parent, at the Closing.
1.5Payment of Merger Consideration for Company Capital Stock; Payment of Company Debt at or Prior to Closing
(a)Paying Agent. The Paying Agent shall serve as the paying agent for the Merger. Parent and the Company shall cooperate and deliver all materials to the Paying Agent as are reasonably required by the Paying Agent.
(b)Payments. On the later of (a) the Closing Date and (b) two (2) Business Days after a Stockholder complies with Section 1.5(e), Parent shall:
(i)cause to be paid cash to the Paying Agent and/or cause to be issued to each Stockholder, unregistered Parent Ordinary Shares that in the aggregate constitute the Merger Consideration, in accordance with the election of the recipient thereof pursuant to Section 1.5(c) and the Closing Date Payment Spreadsheet; provided that the Merger Consideration otherwise payable to each Stockholder on the Closing Date shall be reduced by such Stockholder’s Pro Rata Portion of the Holdback Fund. The Holdback Fund shall be released (if at all) pursuant to the terms of Article VII. The Company shall cause all amounts, calculations and components of the Merger Consideration, and any other information required by Parent to pay the Merger Consideration, to be set forth in the Closing Date Payment Spreadsheet;

(ii)cause to be paid cash to Weeks in the amount equal to the Weeks Payment in satisfaction of the Weeks Note in accordance with the payoff letter to be delivered no later than one (1) Business Day prior to the Closing Date; and
(iii)cause to be paid cash to ALP in the amount equal to the ALP Payment in satisfaction of the ALP Note in accordance with the payoff letter to be delivered no later than one (1) Business Day prior to the Closing Date, unless otherwise agreed by Parent and ALP prior to the Closing.
(c)Cash/Stock Election. With respect to any portion of the Merger Consideration that a Stockholder is entitled to receive pursuant to Section 1.4(b)(i), the Stockholders listed on Annex D-1 (the “Electing Stockholders”) may make an election on a form acceptable to Parent (the “Form of Election”), as to whether such Stockholder’s portion of the Merger Consideration shall take the form of cash or unregistered Parent Ordinary Shares. Such Form of Election shall be distributed by the Company to the Electing Stockholders as soon as reasonably practicable following receipt of the Exercise Notice, if not before. Such election shall be made on a holder-by-holder basis within ten (10) days of delivery of the Exercise Notice (the “Election Deadline”), such that any Stockholder may make an election to receive (i) cash with respect to all shares of Company Capital Stock held by such Stockholder or (ii) Parent Ordinary Shares (valued at the Parent Share Price) with respect to all shares of Company Capital Stock held by such holder. Those Stockholders listed on Annex D-2 shall not be Electing Stockholders and shall receive unregistered Parent Ordinary Shares with respect to their portion of the Merger Consideration (the “Equity-Elected Stockholders”). Any fractional shares that would be issued with respect to an election to receive Parent Ordinary Shares shall instead be paid in cash (valuing such fractional share at the Parent Share Price). For clarity, in no event shall Parent be required to pay, in cash and Parent Ordinary Shares, more than the sum of the Merger Consideration and the Employee Equity Amount (valuing the Parent Ordinary Shares at the Parent Share Price). Notwithstanding anything herein to the contrary, Parent Ordinary Shares shall only be issued to “accredited investors” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and in the event that any Stockholder that is not an “accredited investor” to Parent’s reasonable satisfaction or is otherwise unable to be issued Parent Ordinary Shares and purports to elect to receive Parent Ordinary Shares, such Stockholder shall instead receive cash with respect to such payment (valuing Parent Ordinary Shares at the Parent Share Price).
(d)Payment Spreadsheets. At least 3 Business Days prior to the Closing Date, the Company shall deliver to Parent a completed payment spreadsheet (the “Closing Date Payment Spreadsheet”), in a form acceptable to Parent (which shall be subject to Parent’s reasonable prior review and comment), which shall include all of the information necessary for Parent to perform its obligations under Section 1.4 and this Section 1.5 with respect to the payment of the Merger Consideration, calculated as of immediately prior to the Effective Time, which shall be true, correct, and complete in all respects as of immediately prior to the Effective Time. A form of the Closing Date Payment Spreadsheet with preliminary Merger Consideration amounts is attached as Exhibit D. The Closing Date Payment Spreadsheet shall include: (i) a calculation of the Merger Consideration, including all components thereof (including each subsection of the definition thereof, each of their respective components and each subsection of the respective definitions of such components), (ii) a calculation of the Employee Equity Amount, including all components thereof (including each subsection of the definition thereof, each of their respective components and each subsection of the respective definitions of such components), (iii) each Stockholder’s name, address and email address and, if available, social security number (or tax identification number, as applicable), (iv) the number, class and series of shares of Company Capital Stock held by such Stockholder, the respective certificate number(s) (if any) of such shares or a designation that such shares are uncertificated (if applicable), (v) the liquidation preference and conversion ratio applicable to each such share, if any, (vi) the date of acquisition of such shares and the basis of such shares, (vii) the Pro Rata Portion applicable to such Stockholder, (viii) any tax withholding obligations with respect to such Stockholder pursuant to Section 1.5(g) with respect to payments of the Merger Consideration, (ix) the election each Electing Stockholder has made (for all shares) regarding whether such Electing Stockholder is to receive cash or unregistered Parent Ordinary Shares for payment of the Merger Consideration and with respect to each Equity-Elected Stockholder a designation of 100% election for unregistered Parent Ordinary Shares, (x) the contribution of such Stockholder into the Holdback Fund (including the amount of cash and/or unregistered Parent Ordinary Shares so contributed), (xi) the amount of the Weeks Payment and wiring instructions for repayment of the Weeks Note in accordance with this Agreement, (xii) the amount of the ALP Payment and wiring instructions for repayment of the ALP Note in accordance with this Agreement, (xiii) on the basis of the foregoing, the amount of cash to be paid to such Electing Stockholder pursuant to Section 1.4 and unregistered Parent Ordinary Shares to be issued, in full satisfaction of all of Parent’s obligations pertaining to paying the Merger Consideration, (xiv) whether such Stockholder is an “accredited investor” within the meaning of

Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, (xv) wiring instructions for such Stockholder and (xv) such other information relevant thereto or which Parent may reasonably request. Parent and the Paying Agent may rely without any liability to any Person upon the Closing Date Payment Spreadsheet in making payments pursuant to this Agreement.
(e)Payment Procedures.
(i)Payment Procedure for Company Capital Stock. As soon as reasonably practicable after the Closing Date, the Paying Agent shall mail exchange documents that Parent and the Paying Agent may reasonably require to effectuate the payments to be made under Section 1.4 hereof (the “Exchange Documents”), to the respective addresses of the Stockholders set forth in the Closing Date Payment Spreadsheet. Once delivered by an Electing Stockholder, a Form of Election shall be irrevocable unless Parent consents in writing. As soon as reasonably practicable after the receipt of duly completed Exchange Documents and any other document Parent or the Paying Agent may reasonably require (including certificates representing shares of Company Capital Stock, if any, from the Electing Stockholders, and receipt of the final Closing Date Payment Spreadsheet, from the Parent), the Paying Agent and the Company shall cause to be delivered an amount equal to the Merger Consideration less the cash and Parent Ordinary Shares subject to the Holdback Fund, to which the holders are entitled hereunder at the Closing pursuant to the terms of this Agreement and the delivery information contained in the Exchange Documents. Any lost, stolen or destroyed certificates representing shares of Company Capital Stock shall be treated in a manner as Parent and the Paying Agent may reasonably require.
(f)No Further Ownership Rights in Company Capital Stock. Following the consummation of the Merger, the cash amounts paid and/or unregistered Parent Ordinary Shares issued in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and if any certificates representing the same are presented to the Surviving Corporation after such time for any reason, they shall be canceled and exchanged as provided in this Article I. The right of any Stockholder to any portion of the Merger Consideration shall not be assignable or transferrable except by will, laws of intestacy or other Legal Requirement, without Parent’s written consent (which shall not be unreasonably withheld), and neither Parent, the Surviving Corporation, the Paying Agent nor the Stockholder Representative shall give effect to any such purported assignment or transfer made in contravention of this sentence.
(g)Withholding Taxes. Any consideration payable pursuant to this Agreement shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Legal Requirements and shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
(h)Maximum Consideration. For the avoidance of doubt, notwithstanding anything to the contrary contained herein, in no event shall the aggregate consideration payable or distributable by Parent hereunder exceed the Merger Consideration (valuing the Parent Ordinary Shares at the Parent Share Price).

Article II
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY
The Company hereby represents and warrants to Parent and Merger Sub, as of the Original Effective Date and as of Closing Date, as follows, with such exceptions incorporated herein as have been Made Available, are set forth in the Disclosure Schedule to the Series B Preferred Stock Purchase Agreement and/or as are otherwise updated by the Company from time to time in accordance with the terms of this Agreement:
1.1Organization and Good Standing. The Company and each of its Subsidiaries is a corporation (or other legal entity) duly incorporated, validly existing and in good standing (where such concept exists) under the laws of the State of Delaware (or the other jurisdiction of its incorporation or organization). Each of the Company and its Subsidiaries has the requisite corporate power to own, lease and operate its assets and properties and to carry on its business as currently conducted. Each of the Company and its

Subsidiaries is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties or the nature of its business make such qualification or license necessary to the Company’s business as currently conducted. The Company and its Subsidiaries are not in violation of any provision of the Charter Documents. All of the equity interests of each Subsidiary are owned of record and beneficially by the Company, without any right, restriction, option, warrant, call, put or other right with respect to the delivery, transfer, issuance of such equity interests and without any Contract with respect to voting or transfer thereof.
1.2Authority and Enforceability. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and no further corporate or other action is required on the part of the Company to authorize this Agreement and any Related Agreements to which the Company is a party or to consummate the Transactions. The Company Board has unanimously determined that this Agreement and the Transactions are advisable, fair to, and in the best interests of, the Company and its Stockholders, approved this Agreement and the Transactions, and recommended to the Stockholders to vote in favor of adoption of this Agreement and approval of the Transactions. The Company has obtained and delivered to Parent the Required Vote, which is the only vote or approval by its securityholders necessary to authorize the Merger and the Transactions. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms.
1.3Governmental Approvals and Consents. No Consent is required by, or with respect to, the Company or any Subsidiary in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company or any Subsidiary is a party or the consummation of the Transactions, except for (a) such Consents as may be required under the HSR Act and any applicable foreign Antitrust Laws and (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
1.4No Conflicts. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the Transactions, will not Conflict with any provision of the Charter Documents, any Contract described or referred to in Section 2.10, or any Legal Requirement, Permit, Consent, Order or Privacy Law.
1.5Company Capital Structure. As of the Original Effective Date, the Company has Made Available to Parent a spreadsheet that contains, and as of the Closing, the Closing Date Payment Spreadsheet will contain, a true, complete and correct list of the classes, series and amounts of authorized, issued and outstanding capital stock of the Company, and the holders thereof, as of their respective dates. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights, right of first refusal, purchase option or similar right or limitation. Except for the Plan, neither the Company nor any Subsidiary has ever adopted, sponsored or maintained any plan or agreement providing for equity-related compensation to any Person. As of the Original Effective Date, the Company has Made Available to Parent a spreadsheet that contains, and as of the Closing, the Closing Date Payment Spreadsheet will contain, a true, complete and correct list of the amount of shares reserved, issuable upon exercise and issued, pursuant to the Plan, and with respect to each Company Option, the holder thereof, shares issuable upon exercise, grant date, expiration date, exercise price and vesting schedule with respect thereto. Except as set forth on the Closing Date Payment Spreadsheet, there are no options, warrants, calls, stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any Subsidiary or other instrument having (or being convertible into an instrument having) the right to vote on matters on which any Stockholder may vote. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any Subsidiary. There are no agreements to which the Company or any Subsidiary is a party relating to the registration, sale or transfer of any Company Capital Stock. As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock. For clarity, the spreadsheets that the Company has Made Available to Parent and the representations contained in this Section 2.5 made as of the Original Effective Date shall be true, complete and correct as of such date (and, with respect to the representations contained in this Section 2.5 made as of the Original Effective Date, shall be made after giving effect to the transactions contemplated by the Series B Stock Purchase Agreement).

1.6Company Financial Statements; No Undisclosed Liabilities; No Changes. The Financials have been, and when delivered the Post-Signing Financial Statements will be, prepared in material compliance with GAAP consistently applied on a consistent basis throughout the periods indicated and consistent with each other. The Financials present, and when delivered the Post-Signing Financial Statements will present, fairly, in all material respects, the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein. Neither the Company nor any Subsidiary has any liability of any nature (whether or not required to be reflected in financial statements prepared in accordance with GAAP), except for those (a) which have been reflected in the Current Balance Sheet, (b) were incurred pursuant to this Agreement or the Series B Stock Purchase Agreement, or (c) which have arisen in the ordinary course of business consistent with past practices (but not any for violations of any Legal Requirement or breach of any Contract). Since the Balance Sheet Date, the business of the Company and the Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and no Company Material Adverse Effect has occurred.
1.7Tax Matters. Each Tax Return required to be filed by the Company or any Subsidiary (i) has been timely filed; and (ii) has been accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All Taxes required to be paid or withheld by the Company or any Subsidiary have been timely paid or withheld. There is no Contract covering any Employee that could (i) give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code, (ii) be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code or (iii) the Company or any of its Subsidiaries to compensate any Employee for a Tax gross up payment or for excise taxes payable pursuant to Section 4999 or 409A of the Code. A valid election under Section 83(b) of the Code was timely made in connection with any issuance of any shares of Company Capital Stock that were eligible for such an election.
1.8Real Property; Tangible Property. Neither the Company nor its Subsidiaries owns any real property. There are no other parties occupying, or with a right to occupy, any real property leased by the Company. The Company and each Subsidiary has good and valid title to, or, in the case of leased properties and leased assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except for Permitted Liens.
1.9Intellectual Property. The Company exclusively owns all patents, copyrights, trademarks, domain names, data, software code, and trade secrets (“IP”) embodied in the Company products or services or otherwise used in the operation of the Company’s business (the “Company IP”) free and clear of any Liens or licenses (other than ordinary course licenses to customers on standard forms). The Company has used commercially reasonable efforts to secure, protect and maintain the Company IP, including maintenance of all Company IP registered with any patent and trademark office. The Company has entered into adequate written IP assignment and confidentiality agreements with all Employees that have had access to Company confidential information or engaged in development of Company technology or Company IP. The Company has adequate and sufficient rights for the use of all third-party technology and IP as such third-party technology IP is incorporated, embodied or otherwise used in the Company products or services or otherwise used in the operation of the Company’s business, and is in compliance with all associated licenses and agreements governing the use of such technology and IP. Company has not used in its business, or incorporated into its products, any open source software in any manner that may require Company to distribute or license any Company authored software or other Company IP to be disclosed in source code form or licensed for the purpose of further modification or distribution. The operation of the Company’s business has not, does not, and will not, infringe or violate any IP or other rights of any third party (or exceed the scope of any applicable agreement with or license from any third party), and there is no pending or threatened allegation or claim of such infringement or violation. The consummation of the Transactions will not result in the grant or expansion of any rights, licenses, or encumbrances on, or loss or modification of any right to, any Company IP (or third party IP used in the Company’s business) or any IP owned by Parent, the disclosure or delivery of any Company technology to any third party, or any payment to any third party in excess of what would have otherwise been payable.
1.10Material Contracts. There are no Contracts to which the Company is a party or by which it is bound that involve (a) obligations of, or payments to, the Company in excess of $150,000 (other than arising from purchase or sale agreements entered into in the ordinary course of business), (b) the license or assignment of any patent, copyright, trade secret, data or other proprietary right to or from the Company (other than non-exclusive licenses granted in the ordinary course), (c) any commitments by the Company regarding exclusive rights or arrangements, covenants not to sue, non-solicitation, non-

competition, most favored pricing, rights of first refusal, offer or negotiation, or any other restrictions on the operations or scope of the Company’s business, or (d) payments or rights that will be triggered as a result of the Transactions. The Company has Made Available (a) each Contract with its top ten (10) customers (measured by total consolidated revenue for each twelve (12) month period ending on each fiscal year beginning with the fiscal year ended December 31, 2019), (b) each Contract with a supplier of hardware or data used in or to produce or deliver a Company product or service, (c) material office leases, (d) each Contract for the provision of data center or hosting services used to deliver a Company product or service, and (e) each contract for third party proprietary IP (i.e., not open source software) incorporated into, embedded in or used to deliver a Company product or service, and no counterparty thereto has (i) ceased to do business with the Company or any Subsidiary, (ii) substantially reduced its dealings with the Company or any Subsidiary or (iii) given notice that it will or may do any such things, and there are no circumstances which are likely to result in any of the foregoing. Each of the foregoing Contracts is in full force and effect and has not been materially breached by the Company nor is the Company aware of any circumstance which could give rise to a claim of breach.
1.11Litigation and Orders. There is no, and since the date that is four (4) years prior to the Closing Date, there has been no, Action pending or threatened against the Company or any of its Subsidiaries, their properties and assets or any of their officers or directors (in their capacities as such). There is no Action pending against any Person who has a contractual right or a right pursuant to applicable Legal Requirements to indemnification from the Company or any of its Subsidiaries in respect of such Action.
1.12Compliance with Legal Requirements. The Company and each Subsidiary complies, and at all times has complied, in all material respects with all Legal Requirements. Neither the Company nor any Subsidiary has received any notices of any violation of any Legal Requirement or has provided any notice to any Governmental Entity regarding any violation by the Company or any of the Subsidiaries of any Legal Requirement. The Company and each Subsidiary are in possession of all Permits, Consents and Orders necessary for the Company and such Subsidiary to own, lease and operate its assets and properties and to carry on its business as currently conducted. Each such Permit, Consent and Order is in full force and effect, and neither the Company nor any Subsidiary has received any notices of any violation of any such Permit, Consent or Order.
1.13Health Care Law Compliance. The Company and each Subsidiary complies, and at all times has complied, with all Health Care Laws. The Company and each Subsidiary possess all material Registrations required to conduct their respective businesses as currently conducted. Each such Registration is valid and in full force and effect, and, to the knowledge of the Company, no Governmental Entity is considering limiting, suspending or revoking any such Registration. The Company and its Subsidiaries are in, and have been, in compliance in all material respects with, and have fulfilled and performed their obligations in all material respects under, each such Registration, and there are no circumstances which are likely to result in a breach or default or cause the revocation or termination of any such Registration.
1.14Privacy Law Compliance. The products and all third parties performing services for the Company and its Subsidiaries comply, and at all times have complied, with all Privacy Laws. The Company maintains, and at all times has maintained, reasonable and appropriate security policies and measures for its products, the information technology assets used in its business, and data processed in its business. There has been no accidental, unlawful, or unauthorized access to, or loss, destruction, acquisition, alteration, or other processing of, any such products or assets or any data maintained or otherwise processed by or for the Company.
1.15Interested Party Transactions. No Interested Party has or has had (i) any interest in any Person which furnished or sold, or furnishes or sells, goods, products, services, IP that the Company or any Subsidiary furnishes or sells (whether directly or as a component), or proposes to furnish or sell (whether directly or as a component), or (ii) any interest in any Person that purchases from or sells or furnishes to the Company or any Subsidiary, any goods or services, or (iii) any interest in, or is a party to, any Contract to which the Company or any Subsidiary is a party (other than in such Person’s capacity as an officer, director or employee of the Company or any Subsidiary). There are no Contracts with regard to contribution or indemnification between the Company and any of the Stockholders (other than in such Person’s capacity as an officer, director or employee of the Company or any Subsidiary).
1.16Certain Materials Made Available. The Company has Made Available (a) the Charter Documents, each as amended and each in full force and effect, (b) the minute books of the Company and its Subsidiaries, which fairly reflect, in all material respects, the business activities and condition of the

Company and its Subsidiaries, (c) all Privacy Policies, (d) each document embodying each Company Employee Plan and any communications material to any Employee which would result in liability to the Company or any Subsidiary, (e) each form of agreement relating to or issued under the Plan, (f) each Contract referred to or of the type referred to in Section 2.10 and (g) each Tax Return required to be filed by the Company or its Subsidiaries for taxable years beginning after January 1, 2016.
Article III
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB
Each of Parent and Merger Sub hereby represents and warrants to the Company, as of the Original Effective Date and as of the Closing Date, as follows:
1.1Authority and Other Standard Matters. Parent is duly organized and validly existing under the Companies (Jersey) Law 1991. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Transactions. The execution and delivery by each of Parent and Merger Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the Transactions have been duly authorized by all necessary corporate and other action on the part of Parent and Merger Sub. This Agreement and any Related Agreements to which Parent and/or Merger Sub is a party have been duly executed and delivered by Parent and Merger Sub and constitute the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms. No Consent is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Merger Sub is a party or the consummation of the Transactions, except for (a) such Consents as may be required under the HSR Act and any applicable foreign Antitrust Laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (c) Consents which, if not obtained or made, would not materially impair Parent’s ability to consummate the Merger. Parent has had the opportunity to conduct due diligence on the Company and to ask questions of the management of the Company regarding the Company’s and its subsidiaries’ business. Parent has sufficient capital resources to pay the consideration due and payable by Parent as and when due under this Agreement.
Article IV
CONDUCT OF COMPANY
DURING PENDENCY OF TRANSACTION
1.1Affirmative Obligations of the Company. During the period from the date of the delivery of the Exercise Notice and continuing until the earlier of the valid termination of this Agreement pursuant to Section 6.1 or the Closing, except to the extent that Parent shall otherwise consent in writing, the Company shall conduct the business of the Company and the Subsidiaries in the usual, regular and ordinary course, pay or perform all obligations of the Company and the Subsidiaries when due, bill and collect fees pursuant to existing Contracts, preserve intact the present business, capital structure and entity structure of the Company and the Subsidiaries, keep available the services of the present officers and Employees of the Company and the Subsidiaries, preserve the assets and properties of the Company and the Subsidiaries and preserve the relationships of the Company and the Subsidiaries with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company and the Subsidiaries at the Closing.
Article V
ADDITIONAL AGREEMENTS
1.1Exclusivity
. Commencing on the Original Effective Date and continuing until the earlier to occur of the Closing and the termination of this Agreement pursuant to the provisions of Section 6.1, the Company shall not, directly or indirectly, take any action to solicit or support any offer from, furnish any information to, or participate in any negotiations or discussions with, any third party, or enter into any Contract regarding any sale, transfer, exclusive license or other disposition of the Company, or any of its material assets or employees.

1.2Stockholder Approval
. Concurrently with the execution of this Agreement, the Company shall have obtained Stockholder Written Consents and Joinder Agreements from holders of at least 90% of the total amount of outstanding Company Capital Stock as of the date of this Agreement; provided, however, that, and notwithstanding the foregoing, each Equity-Elected Stockholder and each Electing Stockholder who elects such Stockholder’s portion of Merger Consideration in unregistered Parent Ordinary Shares shall execute a Joinder Agreement as a condition to receiving such Parent Ordinary Shares. Within 15 Business Days after the date hereof, the Company shall circulate to all holders of Company Capital Stock who did not previously execute a Stockholder Written Consent an Information Statement, and the Company shall use reasonable best efforts to solicit such Stockholders’ consent and to cause them to deliver their executed counterpart to the Stockholder Written Consent and Joinder Agreement. The Company covenants that the Information Statement will not contain any statement which is false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading.
1.3Reasonable Best Efforts to Close
. Each of the parties hereto (other than the Stockholder Representative) shall use reasonable best efforts to take cause to be taken promptly all actions necessary, proper or advisable to allow for the consummation of the Transactions as promptly as practicable following the delivery of the Exercise Notice, including by the Company using reasonable best efforts to satisfy each of the conditions set forth in Annex A. Each party hereto (other than the Stockholder Representative), at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts as may be necessary, proper or advisable for effecting completely the consummation of the Transactions in a timely manner following the delivery of the Exercise Notice. Without limiting the generality of the foregoing, each party (other than the Stockholder Representative) agrees to (i) within 15 Business Days after the date hereof (or at such later time as Parent may request), make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions (and, to the extent such filing expires, to submit a new appropriate filing pursuant to the HSR Act with respect to the Transactions), (ii) supply as promptly as reasonably practicable any additional information that reasonably may be required or requested by the FTC, the DOJ or other applicable competition or merger control authorities, (iii) promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding the Transactions and (iv) if such party receives a request for additional information or documentary material from any such Governmental Entity with respect to the Transactions, then such party shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable (and, in the case of the Company, after consultation with Parent), an appropriate response in compliance with such request. Nothing in this Agreement will require Parent, the Surviving Corporation or any other Subsidiary of Parent to sell, hold separate, license or otherwise dispose of any assets or conduct their business in a specified manner, or agree or proffer to sell, hold separate, license or otherwise dispose of any assets or conduct their business in a specified manner, or permit or agree to the sale, holding separate, licensing or other disposition of, any assets of Parent, the Surviving Corporation or any other Subsidiary of Parent or the Company for any reason.
1.4Notification
. Within 10 days following the written request of Parent (such request not to be made more than once every 90 days) the Company shall, and within 10 days following a delivery of a Notice to Provide Final Representation Qualifications, the Company may, notify Parent of all occurrences or non-occurrences of any Effect (whether existing before or after the Original Effective Date or the date of this Agreement) that caused or constitutes an inaccuracy in, or breach of, any representation or warranty made by the Company under this Agreement, which such notification shall fully, fairly and accurately, and with reasonable specificity, disclose the relevant matter and nature of such breach and the relevant representation and warranty to which such breach applies (a “Representation Qualification Notice”). In addition, the Company may, from time to time, at its own election, provide Parent with a Representation Qualification Notice. Any Representation Qualification Notice delivered by the Company to Parent on or prior to the date that is 10 days following the delivery of a Notice to Provide Final Representation Qualifications shall have the consequences set forth in Section 7.3(c). For clarity, any Representation Qualification Notice shall include all matters to be disclosed, whether or not included in a Representation Qualification Notice that was previously delivered, such that the parties need to only look at the most recently delivered Representation Qualification Notice (the “Final Representation Qualification Notice”) on or prior to the date that is 10 days following the delivery of a Notice to Provide Final Representation

Qualifications to determine which representations are so qualified. For further clarity, Parent may provide more than one Notice to Provide Final Representations Qualifications, so long as Parent is considering in good faith whether or not to deliver an Exercise Notice at such time. No Representation Qualification Notice delivered after the date that is 10 days following the delivery of a Notice to Provide Final Representation Qualifications shall be given any effect, unless a subsequent Notice to Provide Final Representation Qualifications is given, in which case the time periods set forth in this section relating thereto shall be renewed with respect thereto. In addition, the Company shall notify Parent promptly of any breach in a material respect of any covenant or obligation of the Company under this Agreement.
1.5D&O Insurance
. During the period commencing at the Effective Time and ending on the 6th anniversary of the Effective Time, the Surviving Corporation shall (and Parent will cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of claims arising from acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are no less favorable to those of the D&O Insurance; provided, however, that in no event shall the Parent or the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance.
1.6Employee RSUs. At the later of (i) sixty-one (61) days following Closing and (ii) the effective date for the registration of the Parent’s Form S-8, Parent shall grant restricted stock units (“RSUs”) pursuant to Parent’s employee RSU plan, to be available for allocation to the Employees who continue employment or service with Parent or one of its Subsidiaries (including the Surviving Corporation) following the Closing (the “Closing Date RSUs”). The aggregate amount of Parent Ordinary Shares underlying the Closing Date RSUs shall be determined by the quotient obtained by dividing (x) the Employee Equity Amount, by (y) the Parent Share Price, rounded down to the nearest whole share. The RSUs shall be subject to vesting on the terms mutually agreed upon between Parent and the Company. The allocation of the Closing Date RSUs at Closing to Employees who continue employment or service with Parent or one of its Subsidiaries (including the Surviving Corporation) shall be determined by mutual agreement between Parent and Company prior to Closing. The other terms of the Closing Date RSUs shall be determined by Parent and shall in all cases be subject to Parent’s employee RSU plan. For the avoidance of doubt, Parent reserves the right to make all final hiring decisions (including with respect to terms of employment, including compensation and benefits) and the employment of any continuing employees, and nothing contained in this Section 5.6 is intended to, or shall be construed to, confer upon any other person than the parties hereto any rights or remedies hereunder.
1.7Confidentiality. Except with the consent of Parent, the Company shall, and except with the consent of the Company, Parent shall, keep strictly confidential and not use for any purpose (i) all confidential or secret information or data that derives independent economic value, actual or potential, from not being generally known, regarding the Company, (ii) all information regarding the businesses or assets of the Company or any of its Affiliates and (iii) the existence of this Agreement and the Related Agreements, including the terms and conditions of the Transactions; provided that Parent and the Company may disclose such information (a) if required by Legal Requirement, (b) to its professional advisors who need to know such information in connection with the Transactions and are obligated to keep such information strictly confidential and (c) in connection with any Action related to the enforcement or defense of this Agreement.
1.8Termination of Investor Agreements. Prior to the Closing, the Company shall take all action necessary to cause each of the “Investor Agreements” (as such term is defined in the Joinder Agreements) to terminate automatically upon the Effective Time, without any obligation on the part of Parent or its Affiliates (including the Surviving Corporation).
1.9Registration of Shares.    Parent will use commercially reasonable efforts to register the Parent Ordinary Shares within 120 days of first issuance, or earlier if the PIPE Investors receive more beneficial terms with respect to registration and the Parent Ordinary Shares have been issued prior to the commencement of registration of shares issued to the PIPE Investors, in each case on the registration statement that Parent has previously agreed to file pursuant to Section 2.1.1. of the Registration Rights Agreement, dated June 3, 2021, by and among Parent, Alkuri Sponsors LLC and certain shareholders of Parent or on a substantially similar registration statement if necessary.
1.10Lockup of Shares.

(a)Subject to the exclusions in Section 5.10(b) below, (i) each Stockholder agrees that it, he or she shall not Transfer any Parent Ordinary Shares until the date that is twelve (12) months after the Closing Date (the “Lockup Period”).
(b)Notwithstanding Section 5.10(a) above, each Stockholder may Transfer any Parent Ordinary Shares it holds during the Lockup Period:
(i)to other Stockholders;
(ii)in the case of any Stockholder that is a corporation, partnership, limited liability company, trust or other business entity, to any partners (general or limited), members, managers, shareholders or holders of similar equity interests in the undersigned (or, in each case, its nominee or custodian) or any of their Affiliates;
(iii)by bona fide gift or gifts, including to a charitable organization;
(iv)in the case of an individual, transmission upon death of such individual in accordance with Article 24 of the Amended and Restated Memorandum and Articles of Association of Babylon Holdings Limited;
(v)to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the undersigned or the Immediate Family Member of the undersigned;
(vi)to any Immediate Family Member;
(vii)to a nominee or custodian of a person to whom a disposition or transfer would be permissible under clauses (iv) through (vii) above;
(viii)pursuant to an order or decree of a Governmental Entity;
(ix)to the Company or its subsidiary or parent entities upon death, disability or termination of employment, in each case, of such holder;
(x)pursuant to a bona fide tender offer, merger, consolidation or other similar transaction, in each case made to all holders of Parent Ordinary Shares, involving a change of control (including negotiating and entering into an agreement providing for any such transaction); provided, however, that in the event that such tender offer, merger, consolidation or other such transaction is not completed, such Stockholder’s shares shall remain subject to the provisions of this Section 5.10;
(xi)to the Company pursuant to the exercise, in each case on a “cashless” or “net exercise” basis, of any option to purchase Parent Ordinary Shares pursuant to any employee benefit plans or arrangements which are set to expire during the Lockup Period, where any shares received by the undersigned upon any such exercise will be subject to the terms of this Section 5.10;
(xii)for the purpose of satisfying any withholding taxes (including estimated taxes) due as a result of the exercise of any option to purchase shares or the vesting of any restricted stock awards granted by the Company pursuant to employee benefit plans or arrangements which are set to expire or automatically vest during the Lockup Period, in each case on a “cashless” or “net exercise” basis, where any shares received by such Stockholder upon any such exercise or vesting will be subject to the terms of this Section 5.10; or
(xiii)in any transaction relating to Parent Ordinary Shares acquired by the undersigned in open market transactions.
(c)For the avoidance of doubt, each Stockholder shall be permitted to enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the Lockup Period so long as no Transfers of such Stockholder’s Parent Ordinary Shares in contravention of this Section 5.10 are effected prior to the expiration of the Lockup Period.

(d)Each Stockholder also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Parent Ordinary Shares except in compliance with the foregoing restrictions and to the addition of a legend to such Stockholder’s Parent Ordinary Shares describing the foregoing restrictions.
(e)Each Stockholder agrees not to Transfer any Parent Ordinary Shares in violation of this Agreement.
Article VI
PRE-CLOSING TERMINATION OF AGREEMENT
1.1Pre-Closing Termination. This Agreement may be terminated and the Merger abandoned (a) by Parent or the Company if Parent shall not have delivered to the Company a Notice to Provide Final Representation Qualifications prior to 11:59 PM Pacific time on the Option Termination Date and (ii) further delivered an Exercise Notice in accordance with the terms of Section 1.1 following such Notice to Provide Final Representation Qualifications; (b) by Parent, following the date of the Closing Date designated in the Exercise Notice, if the Company has not fulfilled its obligations set forth in Annex A at such time, (c) by Parent, at any time prior to the delivery of an Exercise Notice; (d) by Parent or the Company if any Legal Requirement shall be in effect which has the effect of making the Merger illegal or otherwise prevents consummation of the Merger (and in the case of an Order, such Order has become final and non-appealable); or (e) by Company in the event Parent, Merger Sub or any of their affiliates is a Defaulting Holder as defined in the Series B Preferred Stock Purchase Agreement.
1.2Effect of Termination. In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall become void and there shall be no liability or obligation on the part of any party or their Representatives; provided, however, that each party hereto shall remain liable for any willful and intentional breaches of this Agreement, Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination; provided further, that, the provisions of this Section 6.2 and the general provisions contained in Annex C (but excluding paragraph 7 thereof) shall remain in full force and effect and survive any termination of this Agreement.
Article VII
POST-CLOSING INDEMNIFICATION
1.1Survival of Representations, Warranties and Related Indemnification Claims. The representations and warranties of the Company set forth in this Agreement, and the right to make indemnification claims in respect thereof under this Agreement, shall survive until 11:59 p.m. Illinois time on the Holdback Expiration Date; provided, however, that (a) each IP Representation, and the right to make indemnification claims in respect thereof under this Agreement, shall survive until 11:59 p.m. Illinois time on the IP Representations Expiration Date and (b) each Fundamental Representation and each Tax Representation and any claim based on Fraud, and the right to make indemnification claims in respect thereof, shall survive until 11:59 p.m., Illinois time, on the date that is 30 days after the expiration of all applicable underlying statutes of limitations governing the subject matters addressed thereby (including all periods of extension and tolling); provided, further, that all representations and warranties of the Company and the right to make indemnification claims in respect thereof under this Agreement, shall survive beyond the survival periods specified above with respect to any inaccuracy therein or breach thereof if a claim is timely made in accordance with the terms hereunder prior to the expiration of the survival period, in which case such representation and warranty and the right to make indemnification claims in respect thereof shall survive as to such claim until such claim has been finally resolved. The representations and warranties of Parent and Merger Sub set forth in this Agreement, the Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement shall survive until 11:59 p.m. Illinois time 30 days after the Holdback Expiration Date, subject to the same tolling beyond such date as described above for unresolved claims. For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations (including 10 Del. C. § 8106(a)) that may otherwise apply to such representations and warranties and the right to make indemnification claims in respect thereof under this Agreement.
1.2Indemnification
(a)From and after the consummation of the Merger, subject to the terms and limitations of this Article VII, the Indemnifying Parties shall severally, but not jointly, indemnify and hold harmless the Indemnified Parties, from and against all Losses paid, incurred, suffered or sustained by the Indemnified

Parties, resulting from or arising out of: (i) any breach of or inaccuracy in a representation or warranty of the Company set forth in this Agreement; provided, however, that in the event of any such breach or inaccuracy, no effect will be given to any qualifications based on the word “material” or similar phrases contained in such representation or warranty; (ii) any inaccuracy in any information required to be set forth in the Closing Date Payment Spreadsheet including any failure to properly calculate any item required to be contained therein; (iii) any failure by the Company to perform or comply with any covenant or agreement of the Company set forth in this Agreement which is required to be performed prior to the Closing, including each of the obligations set forth in Annex A; (iv) any payment or expense in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement; (v) any Fraud by or on behalf of the Company or any Subsidiary in connection with the Transactions.
(b)The Indemnifying Parties shall not have any right of contribution, indemnification or right of advancement from the Indemnified Parties with respect to any Loss.
(c)Except in the case of Fraud committed by an Indemnifying Party or to which such Indemnifying Party was a party, the indemnification rights set forth in this Article VII shall be the sole and exclusive remedy of the Indemnified Parties from and after the Effective Time for any claims arising under this Agreement; provided, however, that this Section 7.2(c) shall not be deemed a waiver by any party of any right to specific performance or injunctive relief. Nothing in this Agreement shall limit the right of any party to a Related Agreement to pursue remedies under such Related Agreement against the other parties thereto. In no event shall a Stockholder be liable for the Fraud of any other Stockholder unless such first Stockholder was a party to such Fraud.
1.3Limitations on Indemnification
(a)Threshold. Except in the case of Fraud committed by an Indemnifying Party or to which an Indemnifying Party was a party, the Indemnified Parties, as a group, may not recover any Losses pursuant to an indemnification claim under Section 7.2(a)(i) (other than with respect to a breach of an IP Representation, Fundamental Representation or Tax Representation) unless and until the Indemnified Parties, as a group, shall have paid, incurred, suffered or sustained Losses in an aggregate amount equal to $1,000,000 in respect of indemnification claims under Section 7.2(a)(i) (the “Threshold Amount”), in which case Parent shall be entitled to recover all Losses so identified from the first dollar; provided, however, that indemnification claims under Section 7.2(a)(i) (other than with respect to a breach of a IP Representation, Fundamental Representation or Tax Representation) in amounts below $37,500 (a “De Minimis Amount”) shall not be recoverable and shall not count towards the Threshold Amount (it being understood that the dollar value of Losses resulting from “individual” occurrences, events or circumstances that relate to or result from the same cause or circumstance will be aggregated for purposes of the De Minimis Amount).
(b)Maximum Liability.
(i)Except as specifically set forth in this Article VII, the maximum amount that an Indemnified Party may recover for Losses arising out of this Agreement or any Related Agreement (A) pursuant to the indemnity set forth in Section 7.2(a)(i) (other than with respect to a breach of a IP Representation, Fundamental Representation or a Tax Representation) shall be limited to an amount equal to the General Representations Cap, (B) pursuant to the indemnity set forth in Section 7.2(a)(i) with respect to a breach of an IP Representation shall be limited to an amount equal to the IP Representations Cap, (C) pursuant to the indemnity set forth in Section 7.2(a)(i) in respect of breaches of Fundamental Representations and Tax Representations and pursuant to the indemnity set forth in Sections 7.2(a)(ii)–(iv) shall be limited to an amount equal to the Merger Consideration (valuing any Parent Ordinary Shares issued as part of the Merger Consideration at the Parent Share Price) and (D) pursuant to the indemnity set forth in Section 7.2(a)(v) or any Fraud committed by such Stockholder or of which such Stockholder was a party shall be unlimited.
(ii)The Indemnified Parties’ first source of recovery for indemnification claims under Section 7.2(a) shall be against the Holdback Fund; if the Holdback Fund is insufficient to fully satisfy an indemnification claim under Section 7.2, the Indemnified Parties shall be entitled to recover such excess portion of such Losses (an “Excess Loss”) directly from the Indemnifying Parties, and each Indemnifying Party shall, subject to the limitations set forth in this Article VII, be liable, severally and not jointly, solely for its, his or her Pro Rata Portion of the Excess Losses. Any such recovery by Parent from the Holdback Fund shall value Parent Ordinary Shares at the Parent Share Price and shall be made pro rata to the respective proportions that the cash and Parent Ordinary Shares comprise the Holdback Fund. Any recovery directly from an Indemnified Party shall be made, at the election of each Indemnified Party, by (A) returning Parent Ordinary Shares (valuing the Parent Ordinary Shares at the fair market value at the time of the claim) to Parent, free and clear of any Liens and/or (B) returning cash to Parent.
(iii)The liability of each Indemnifying Party for indemnification claims under this Agreement shall be limited, in the aggregate, to a dollar amount equal to the portion of the Merger Consideration received by such Indemnifying Party pursuant to this Agreement; provided, however, that nothing in this Article VII shall limit the liability of an Indemnifying Party in connection with a claim based on Fraud committed by an Indemnifying Party or of which an Indemnifying Party was a party.
(c)No Indemnifying Party shall be liable for Losses directly related to matters that were fully, fairly and accurately, and with reasonable specificity, disclosed in the Final Representation Qualification Notice delivered to Parent prior to the date that is 10 days following the delivery of a Notice to Provide Final Representation Qualifications (it being understood that only matters that are known to actually exist, and not potential or hypothetical matters, may be so disclosed); provided, however, that the foregoing limitation on rights to indemnification shall not apply to any Fundamental Representations, and the rights of the Indemnified Parties to indemnification or any other remedy under this Agreement with respect to a Fundamental Representation shall not be affected by any such Representation Qualification Notice or any other investigation or knowledge acquired (or capable of being acquired), including exceptions incorporated herein as have been Made Available, are set forth in the Disclosure Schedule to the Series B Preferred Stock Purchase Agreement, or as may otherwise be updated by the Company from time to time pursuant to Section 5.4. The waiver of any condition will not affect the right to indemnification or any other remedy under this Agreement. No Indemnified Party shall be required to show reliance in order for such Indemnified Party to be entitled to indemnification hereunder.
(d)All indemnifiable Losses shall be calculated net of the amount of any actual recoveries actually received by an Indemnified Party from any unrelated third party insurer prior to the Holdback Expiration Date under any existing insurance policies of the Indemnified Party (in each case, calculated net of any collection costs and reserves, reimbursement, expenses, deductibles, or premium adjustments or retrospectively rated premiums (as reasonably determined by an Indemnified Party) incurred or paid to procure such recoveries) related to the insurance claim in respect of such indemnifiable Losses incurred, suffered or sustained by such Indemnified Party. The Indemnified Parties shall have no obligation to seek recovery under any insurance policies covering any indemnifiable Losses, or to maintain any insurance policies for any period of time (except, for clarify, as contemplated by Section 5.5).
(e)Notwithstanding anything to the contrary in this Agreement, no Indemnifying Party shall be liable for (A) Losses attributable to the amount, value or condition of any Tax asset or attribute (e.g., net operating loss carry-forward of Tax credit carry-forward) of the Company or its Subsidiaries, or (B) the ability of Parent, the Surviving Corporation or any of their Affiliates to utilize such Tax asset or attribute in any Tax period or portion thereof beginning on or after the Closing Date.
1.4Indemnification Claim Procedures
(a)If an Indemnified Party wishes to make an indemnification claim under this Article VII, such Indemnified Party shall deliver a written notice (an “Indemnification Claim Notice”) to the Stockholder Representative (or for claims directly against an Indemnifying Party, to such Indemnifying Party) (i) stating that an Indemnified Party has paid, incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain Losses, and (ii) to the extent known, specifying in reasonable detail the nature of such Losses. Parent may update an Indemnification Claim Notice from time to time to reflect any new information with respect to the claim.
(b)In the event of the assertion or commencement by any Person (other than a party to this Agreement) of any Action with respect to which the Indemnifying Parties may become obligated to indemnify any Indemnified Party pursuant to this Article VII (each, a “Third Party Action”), the Stockholder Representative shall (on behalf of the Indemnifying Parties) have the right to participate in (at the expense of the Indemnifying Parties), but not to control, the defense of such Third Party Action. The Indemnified Parties may settle a Third Party Action without the prior written consent of the Stockholder Representative; provided, that such settled amount shall not be determinative of the amount of Losses indemnifiable pursuant to this Article VII unless the Stockholder Representative consents to such settlement (which consent will not be unreasonably withheld, delayed or conditioned).

(c)If the Stockholder Representative on behalf of the Indemnifying Parties shall not object in writing within the 30 day period after receipt of an Indemnification Claim Notice by delivery of a written notice of an objection containing a reasonably detailed description of the facts and circumstances supporting such objection (an “Indemnification Claim Objection Notice”), such failure to so object shall mean for all purposes that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Indemnification Claim Notice. In such event Parent shall be entitled to permanently retain from the Holdback Fund an amount of cash and Parent Ordinary Shares (valued at the Parent Share Price) equal to the Losses set forth in such Indemnification Claim Notice, pro rata to the respective proportions that the cash and Parent Ordinary Shares comprise the Holdback Fund.
(d)In the event that the Stockholder Representative shall deliver an Indemnification Claim Objection Notice in accordance with Section 7.4(c), the Stockholder Representative (on behalf of the Indemnifying Parties) and Parent may attempt to agree upon the rights of the respective parties with respect to such claims. If the Stockholder Representative and Parent so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties (a “Resolution Memorandum”). In such event, Parent shall, subject to Section 7.4(g), be entitled to permanently retain from the Holdback Fund the amount of cash and/or Parent Ordinary Shares (valued at the Parent Share Price) as set forth in the Resolution Memorandum, pro rata to the respective proportions that the cash and Parent Ordinary Shares comprise the Holdback Fund. Should the amount of the Holdback Fund be insufficient to satisfy in whole the amount owed to an Indemnified Party in accordance with such memorandum and this Agreement, then each Indemnifying Party shall promptly pay or surrender to the Indemnified Party such Indemnifying Party’s pro rata portion of such shortfall as though such shortfall was an Excess Loss. In such a case, the Indemnifying Parties may, at their election (A) return Parent Ordinary Shares to Parent, free and clear of any Liens (valuing the Parent Ordinary Shares at the fair market value at the time of the claim) or (B) pay cash to Parent to satisfy such shortfall.
(e)If no such agreement can be reached prior to 30 days after delivery of an Indemnification Claim Objection Notice, either Parent or the Stockholder Representative may demand arbitration of the matter unless the amount of the Loss that is at issue is then subject of a pending litigation with a third party. Such arbitration shall be conducted by one arbitrator mutually agreeable to Parent and the Stockholder Representative. In the event that, within 30 days after submission of any dispute to arbitration, Parent and the Stockholder Representative cannot mutually agree on one arbitrator, then, within 15 days after the end of such 30-day period, Parent and the Stockholder Representative shall each select one independent arbitrator who shall select a third independent arbitrator.
(f)Any such arbitration shall be held in Cook County, Illinois, under the Comprehensive Arbitration Rules and Procedures of JAMS (“JAMS”). The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid. The arbitrator(s) shall establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator(s) shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions to the same extent as a competent court of law or equity, should the arbitrator(s) determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator(s) as to the validity and amount of any claim in such Indemnification Claim Notice shall be final, binding, and conclusive upon the parties to this Agreement and the Indemnifying Parties. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Within 30 days of a decision of the arbitrator(s) requiring payment by Parent to the Indemnifying Parties or by the Indemnifying Parties to Parent, such person(s) shall make the payment to such other person(s) and shall be pro rata to the respective proportions that the cash and Parent Ordinary Shares comprise the Holdback Fund). Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The forgoing arbitration provision shall apply to any dispute among the Indemnifying Parties or any Indemnifying Party and the Indemnified Parties under this Article VII, whether or not relating to claims to recover funds or shares from the Holdback Fund.
(g)On the Holdback Expiration Date, Parent shall (i) continue to retain an amount of the Holdback Fund, if any, equal to the amount of any claims for indemnification asserted in an Indemnification Claim Notice delivered in accordance with Section 7.4 prior to the Holdback Expiration Date but which are not yet resolved or for which payment has not yet been made (the “Unresolved Claims”) and (ii) release any remaining portion of the Holdback Fund net of such Unresolved Claims to the Paying Agent for further distribution to the Stockholders in accordance with this Agreement. Such amounts retained or released shall be in the form of cash and Parent Ordinary Shares (valued at the Parent Share Price), pro rata to the respective proportions that the cash and Parent Ordinary Shares comprise the Holdback Fund. The amount of the Holdback Fund retained for each Unresolved Claim shall be released (to the extent not utilized to indemnify any Indemnified Party) by Parent to the Paying Agent for further distribution to the Stockholders in accordance with this Agreement upon the resolution of such Unresolved Claim in accordance with this Article VII.
(h)Following the delivery of a Claim Notice, the Stockholder Representative and its representatives and agents shall be given all such access (including electronic access, to the extent available) as they may reasonably require to the books and records of the Surviving Corporation and access to such personnel or representatives of the Surviving Corporation and Parent, including but not limited to the individuals responsible for the matters that are subject of the Claim Notice, as they may reasonably require for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in the Claim Notice.
1.5Stockholder Representative. By virtue of the execution and delivery of a Joinder Agreement and/or a Stockholder Written Consent, and the adoption of this Agreement and approval of the Merger by the Stockholders, and by receiving the benefits thereof, including any consideration payable hereunder, each of the Indemnifying Parties shall be deemed to have agreed to appoint Shareholder Representative Services LLC as its representative, agent and attorney-in-fact as of the Closing, as the Stockholder Representative for and on behalf of the Indemnifying Parties for all purposes in connection with this Agreement and any related agreements, including to give and receive notices and communications in respect of indemnification claims under this Agreement, to authorize payment to any Indemnified Party from the Holdback Fund in satisfaction of any indemnification claims hereunder by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any such indemnification claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any such indemnification claim by any Indemnified Party hereunder against any Indemnifying Party or by any such Indemnifying Party against any Indemnified Party or any dispute between any Indemnified Party and any such Indemnifying Party, in each case relating to this Agreement or the Transactions, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) mandated or permitted by the terms of this Agreement or the agreements ancillary hereto. After the Closing, notices or communications to or from the Stockholder Representative shall constitute notice to or from the Indemnifying Parties. A decision, act, consent or instruction of the Stockholder Representative, including an amendment, extension or waiver of this Agreement pursuant to the terms hereof shall constitute a decision of the Indemnifying Parties and shall be final, conclusive and binding upon the Indemnifying Parties; and Parent and their respective Affiliates (including the Surviving Corporation) may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Indemnifying Parties. Parent and their respective Affiliates (including the Surviving Corporation) are hereby relieved from any liability to any Person (including the Stockholders) for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.
The Stockholder Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Stockholder Representative shall not be liable for any action or omission pursuant to the advice of counsel.
The Indemnifying Parties shall indemnify the Stockholder Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Indemnifying Parties the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Stockholder Representative from (i) the funds in the Expense Fund and (ii) any other funds that become payable to the Indemnifying Parties under this Agreement at such time as such amounts would otherwise be distributable to the Indemnifying Parties; provided, that while the Stockholder Representative may be paid from the aforementioned sources of funds, this does not relieve the Indemnifying Parties from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Indemnifying Parties or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the

Indemnifying Parties set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholder Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholder Representative or the termination of this Agreement.
The Stockholder Representative may resign at any time. If the Stockholder Representative shall resign or be removed by the Indemnifying Parties, the Indemnifying Parties shall (by consent of those Persons entitled to at least a majority of the Merger Consideration]), within 10 days after such resignation or removal, appoint a successor to the Stockholder Representative. Any such successor shall succeed the former Stockholder Representative as the Stockholder Representative hereunder.
Upon the Closing, the Company will wire US$250,000 (the “Expense Fund”) to the Stockholder Representative, which will be used for any expenses incurred by the Stockholder Representative. The Indemnifying Parties will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholder Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Stockholder Representative’s responsibilities, the Stockholder Representative will deliver any remaining balance of the Expense Fund to the Paying Agent for further distribution to the Indemnifying Parties. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Indemnifying Parties at the time of Closing.
Article VIII
MISCELLANEOUS PROVISIONS
1.1Miscellaneous Provisions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in Annex B. The miscellaneous provisions set forth on Annex C are incorporated into this Agreement.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholder Representative have caused this Agreement to be executed as of the date first written above.
“PARENT”:    BABYLON HOLDINGS LIMITED

    By: /s/ Ali Parsa
    Name: Ali Parsa
    Title: Chief Executive Officer
“MERGER SUB”    BABYLON ACQUISITION CORP.

    By: /s/ Ali Parsa
    Name: Ali Parsa
    Title: Authorized Signatory
THE “COMPANY”    HIGI SH HOLDINGS INC.

    By: /s/ Jeff Bennett
    Name: Jeff Bennett
    Title: CEO

“STOCKHOLDER REPRESENTATIVE”    SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholder Representative

    By:/s/ Sam Riffe
    Name: Sam Riffe
    Title: Managing Director
[Agreement and Plan of Merger]

ANNEX A
OBLIGATIONS OF THE COMPANY
Prior to the Closing, the Company shall have delivered or caused to be delivered to Parent the following:
(a)A FIRPTA Certificate.
(b)Duly executed resignation letters from each member of the Company Board.
(c)A certificate of good standing from the Secretary of State of the State of Delaware which is dated within 3 Business Days prior to Closing with respect to the Company.
(d)Evidence reasonably satisfactory to Parent that, unless otherwise instructed by Parent prior to the Closing, the Company shall have terminated, effective as of no later than the day immediately preceding the Closing Date, each 401(k) Plan.
(e)Evidence reasonably satisfactory to Parent that either (i) a vote of the Stockholders was solicited in conformance with Section 280G and the requisite stockholder approval was obtained with respect to any payments and/or benefits subject to such vote (the “280G Solicitation”) or (ii) that no “parachute payments” shall be made or provided, pursuant to the 280G Waivers executed by the affected individuals.

ANNEX B
CERTAIN DEFINED TERMS
“280G Waivers” means the waivers (in a form approved by Parent) to be executed and delivered by any “disqualified individual” (as defined in Code Section 280G and the regulations promulgated thereunder) prior to the 280G Solicitations referred to in Annex A.
“401(k) Plan” means each Company Employee Plan intended to include group severance pay or benefits and any Code Section 401(k) arrangement.
“Action” means any action, suit, claim, allegation of wrongdoing, complaint, litigation, investigation, audit, proceeding, arbitration or other similar dispute.
“Adjusted Base Purchase Price” means (i) the Base Purchase Price minus (ii) $6,000,000 if the Licensing Prepayment has occurred.
“Affiliate” of any Person means another Person that directly or indirectly through one of more intermediaries controls, is controlled by or is under common control with, such first Person.
“ALP Payment” means the cash payment of $5,000,000 plus then-accrued interest, which amount the parties agree is sufficient to satisfy the Company’s obligation to extinguish any remaining amounts due and payable as of the date of the Closing under that certain secured promissory note by and between the Company and ALP Partners Limited (“ALP”, and such promissory note, the “ALP Note”).
“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Legal Requirements that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Transactions.
“Applicable Interest Rate” means the short-term applicable federal rate for annual compounding, as described under Section 1274(d) of the Code (or any comparable successor rates to the foregoing).
“Balance Sheet Date” means December 31, 2019.
“Base Purchase Price” means an amount equal to $90,000,000.
“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in the United Kingdom or Chicago, Illinois are authorized or obligated by Legal Requirement to close.
“Certificate of Merger” means the certificate of merger filed with the Secretary of State of the State of Delaware for the purposes of effecting the Merger, in a customary form to be prepared by Parent.
“Charter Documents” means the Company and its Subsidiaries’ certificate of incorporation and bylaws (or similar organizational document).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Board” means the Board of Directors of the Company.
“Company Capital Stock” means the Company Common Stock, the Company Preferred Stock and any other shares of capital stock, if any, of the Company, taken together.
“Company Common Stock” means shares of common stock, par value $0.0001 per share, of the Company.
“Company Employee Plan” means any “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) which is maintained, contributed to or required to be contributed to by the Company or any Subsidiary under common control with the Company as determined under ERISA.
“Company Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects, that has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations, condition or results of operations of the Company and the Subsidiaries, taken as a whole; except to the extent that any such Effect directly results from: (A) changes in general economic or business conditions, (B) changes in GAAP or any other accounting requirements or principles or any change in any Legal Requirement, or the interpretation or enforcement thereof, after the Original Effective Date , (C) any failure by the Company to meet any internal or published projections, estimates, bookings, forecasts or revenue or earnings predictions, provided that the underlying causes of such failure shall not be excluded, (D) the announcement or pendency of the transactions contemplated by this Agreement or any action required to be taken by the Company pursuant to this Agreement, (E) actions taken with Parent’s prior written consent, or (F) any natural disasters or acts of nature, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the Original Effective Date or any change in political conditions, in each case, after the Original Effective Date; provided, further, that the matters described in clauses (A), (B) and (F) will be excluded only to the extent that such maters do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which the Company and its Subsidiaries operate.
“Company Options” means all options (including commitments to grant options) to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any Person that are outstanding and unexercised as of immediately prior to the Effective Time.
“Company Preferred Stock” means shares of preferred stock designated “Series A-1 Preferred Stock”, par value $0.0001 per share, “Series A-2 Preferred Stock”, par value $0.0001 per share, “Series A-3 Preferred Stock”, par value $0.0001 per share, and “Series B Preferred Stock”, par value $0.0001 per share, of the Company, taken together.
“Conflict” means any conflict, breach, violation, default, or right of payment, termination, cancellation, modification or acceleration under, or imposition of any Lien upon any assets or equity securities, or any requirement of notice, consent, filing, waiver or approval of any Person.
“Consent” means any approval, consent, notice, ratification, permission, waiver, exception, exemption, authorization, registration, declaration or filing (including any Consent of a Governmental Entity).
“Contract” means any written, oral or implied contract, mortgage, indenture, lease, license, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise or license and including all amendments and schedules thereto.
“Current Balance Sheet” means the Company’s unaudited balance sheet as of the Balance Sheet Date, as has been Made Available.
“Delaware Law” means the General Corporation Law of the State of Delaware.
“Employee” means any current or former employee, independent contractor, consultant, advisor, or director of the Company or any Subsidiary.
“Employee Equity Amount” means an amount equal to (A) the Base Purchase Price, multiplied by (B) the Employee Equity Percentage. For the avoidance of doubt, the Employee Equity Amount shall be based upon the multiplying the Employee Equity Percentage with the Base Purchase Price, not the Adjusted Base Purchase Price (i.e., there shall be no reduction in the Employee Equity Amount as a result of the Licensing Prepayment or otherwise).
“Employee Equity Percentage” means a percentage equal to 22.0%.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exercise Notice” means the Notice of Exercise of Option in the form set forth in Exhibit B.

“Financials” means the Company’s audited consolidated balance sheets as of December 31, 2019 and December 31, 2020 and unaudited consolidated balance sheets as of December 31, 2020, and the related consolidated statements of income, consolidated statements of changes in stockholders’ equity and consolidated statements of cash flows for the respective twelve (12) month periods then ended, in each case as have been Made Available.
“FIRPTA Certificate” means a certificate meeting the requirements of U.S. Treasury Regulations Section 1.1445-2(c)(3).
“Form S-8” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the Securities Exchange Commission.
“Fraud” means fraud, intentional misrepresentation or willful breach.
“FTC” means the United States Federal Trade Commission.
“Fundamental Representations” means the representations and warranties of the Company set forth in Section 2.1 (Organization and Good Standing), Section 2.2 (Authority and Enforceability), Section 2.3 (Governmental Approvals and Consents), Section 2.5 (Company Capital Structure).
“GAAP” means the generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances of the date of determination, consistently applied.
“General Representations Cap” means an amount equal to 12.5% of the Merger Consideration.
“Governmental Entity” means any court, administrative agency or commission or other multinational, federal, state, county, local or other governmental authority, organization, instrumentality, agency or commission, whether located in the United States or outside the United States.
“Health Care Laws” shall have the meaning set forth in the Series B Stock Purchase Agreement.
“Holdback Fund” means an amount of cash and Parent Ordinary Shares (rounded up to the nearest whole share per Stockholder) equal to in value to 12.5% of the Merger Consideration.
“Holdback Expiration Date” means the date that is the 15 month anniversary of the Closing Date.
“Immediate Family Member” means any person that is related by blood or current or former marriage or adoption, in each case that is not more remote than a first cousin.
“Indemnified Party” means Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) and their respective Representatives.
“Indemnifying Party” means the Stockholders.
“Information Statement” means an information statement prepared by the Company (and subject to the review and comment by Parent), which shall include the Stockholder Written Consent and the Joinder Agreement, any notices that such consent has been obtained as required by applicable Legal Requirements and any other information regarding the Company, Parent and the Transactions as may be required by applicable Legal Requirements or the Charter Documents or as may otherwise be requested by Parent.
“Interested Party” means any officer, director or employee of the Company or any of its Subsidiaries or any Stockholder, and any Immediate Family Member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest.
“IP Representations” means the representations and warranties of the Company set forth in Section 2.9 (Intellectual Property).

“IP Representations Cap” means an amount equal to 37.5% of the Merger Consideration.
“IP Representations Expiration Date” means the date that is the 24 month anniversary of the Closing Date.
“Joinder Agreement” means a Joinder Agreement in the form set forth as Exhibit C.
“Legal Requirement” means any U.S. or non-U.S. federal, state, local or other constitution, law, statute, ordinance, rule, regulation, code, published administrative position, policy or principle of common law, or any Order, in any case issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.
“Licensing Prepayment” means $6,000,000 paid in accordance with Statement of Work No. 2 by and between Babylon and the Company dated July 1, 2021.
“Lien” means any lien, pledge, charge, claim, mortgage, license, security interest or other encumbrance of any kind or character whatsoever.
“Loss” means all claims, losses, liabilities and damages (excluding punitive and exemplary damages, except to the extent that any punitive or exemplary damages are claimed, asserted or awarded in any proceeding by a third party against an Indemnified Party with respect to a matter for which Indemnified Party is entitled to seek indemnification hereunder) of any kind or nature, Taxes, awards, judgments penalties, fees, costs and expenses, including fees and expenses incurred in connection with investigating, defending against or settling any claims that are indemnifiable hereunder.
“Lost Note Documentation” means documentation satisfactory to the Parent and the Paying Agent (acting reasonably) with regard to a lost or stolen Weeks Note, including, if required by the Parent and/or the Paying Agent, an affidavit of lost note and an indemnification agreement by the holder of the Weeks Note in favor of the Parent with respect to such lost or stolen Weeks Note.
“Made Available” means that the Company has posted such materials to the virtual data room hosted on behalf of the Company and made available to Parent and its Representatives, (x) with respect to materials in existence on or prior to the Original Effective Date or the date of this Agreement, at least 1 Business Day prior to the Original Effective Date or the date of this Agreement, respectively, or (y) with respect to materials in existence after the date of this Agreement, as promptly as practicable following the date hereof prior the Closing.
“Merger” means the acquisition by Parent of the Company through the statutory merger of Merger Sub with and into the Company, pursuant to which the Company will become a wholly owned subsidiary of Parent.
“Merger Consideration” means an amount of cash and/or Parent Ordinary Shares (valued at the Parent Share Price) equal to (A) (i) Adjusted Base Purchase Price multiplied by (ii) the Merger Consideration Percentage minus (B) the Weeks Amount. In no event shall any deduction from Merger Consideration be made with respect to any indebtedness, other than the Weeks Amount, of the Company being repaid at Closing or otherwise.
“Merger Consideration Percentage” means a percentage equal to (i) 100%, minus (ii) the Employee Equity Percentage, minus (iii) the Parent Consideration Percentage.
“Notice to Provide Final Representation Qualifications” means the Notice to Provide Representation Qualifications in the form set forth in Exhibit A.
“Option Termination Date” shall mean the date that is thirty (30) days following the SPAC Transaction.
“Order” means any order, judgment, injunction, ruling, edict, determination or other decree, whether non-final, final, temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Original Agreement” means that certain Agreement and Plan of Merger, dated as of the Original Effective Date, by and among Parent, Merger Sub, and the Company, as amended and restated by the parties thereto on March 5, 2021.
“Original Effective Date” means May 18, 2020.
“Parent Consideration Percentage” means a percentage equal to twenty-five and three tenths percent (25.3%) provided that, for the purposes of this definition, the Series B Liquidation Preference (pursuant to Section 2.1 of the Company’s fourth and amended and restated certificate of incorporation, and as defined therein) that would otherwise be payable to Parent, Merger Sub or their respective Subsidiaries shall be ignored.
“Parent Ordinary Shares” means the ordinary shares of Parent, with substantially the same registration rights and privileges as the shares granted to the PIPE Investors.
“Parent Share Price” means $10 per Parent Ordinary Share.
“Parent Designee” means the member of the Company Board that is designated by Parent or its Affiliate.
“Paying Agent” means Parent, one of its Affiliates, or a nationally recognized paying agent of Parent’s election.
“Permit” means any permit, franchise, grant, authorization, license, easement, variance, certificate, product listing, registration or clearance.
“Permitted Liens” means Liens not interfering in any material respect with the ordinary conduct of the business of the Company or materially detracting from the value of the property upon which such Lien exists.
“Person” means any individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).
“PIPE Investor” means each investor being issued shares of Parent Ordinary Shares in the private investment transaction in connection with the SPAC Transaction.
“Plan” means the Company’s 2017 Stock Incentive Plan.
“Post-Signing Financial Statements” means the Company’s consolidated balance sheets and the related consolidated statements of income, consolidated statements of changes in stockholders’ equity and consolidated statements of cash flows for each of the fiscal quarters and fiscal years following the Original Effective Date, in each case as prepared by the Company in the ordinary course and delivered to Parent pursuant to the amended restated investor rights’ agreement entered into in connection with the Series B Stock Purchase Agreement, dated as of the Original Effective Date between the Company, Parent and certain other investors listed on Schedule A thereto.
“Privacy Law” means any applicable Legal Requirement (including HIPAA, the EU General Data Protection Regulation, and the California Consumer Privacy Act), Privacy Policy, any applicable rule, principle, or other requirement of a self-regulatory organization, and any applicable published industry best practice or other standard or contractual requirement relating to privacy, data protection, data security, or data processing.
“Privacy Policy” means each statement, policy, or notice of the Company relating to privacy, data protection, data security, or data processing.
“Pro Rata Portion” means, with respect to each Stockholder, an amount equal to the quotient obtained by dividing (x) the portion of the Merger Consideration payable pursuant to Section 1.4(a) in respect of shares of Company Capital Stock owned by such Stockholder by (y) the aggregate Merger Consideration payable pursuant to Section 1.4(a) in respect of all shares of Company Capital Stock owned by all Stockholders. For purposes of clarity, (i) the sum of all “Pro Rata Portions” shall at all times equal 1 (one) and (ii) Parent shall be excluded from both (x) the numerator and (y) the denominator for this purpose.

“Registration” means any regulatory clearance, approval, authorization, establishment registration or product listing.
“Related Agreements” means the Joinder Agreements, the Stockholder Written Consents, and all other agreements and certificates entered into by the Company or any of the Stockholders in connection with the Transactions; provided that for purposes of the representations and warranties hereunder the Series B Stock Purchase Agreement shall not be deemed to be a Related Agreement.
“Representatives” means, with respect to any Person, its directors, officers, employees, representatives, or other agents.
“Required Vote” means the affirmative vote of a majority of the voting power of the shares of Company Common Stock then issued or issuable upon conversion of the then outstanding shares of Company’s Preferred Stock, including each Significant Investor, voting together as a single class.
“Series B Stock Purchase Agreement” means that certain Series B Preferred Stock Purchase Agreement dated as of the Original Effective Date between the Company, Parent and certain other purchasers party thereto.
“Significant Investor” means (i) Parent, provided it, Merger Sub and/or any of their affiliates is not a Defaulting Holder (as defined in the Series B Stock Purchase Agreement), (ii) Flare Capital Partners I, LP, Flare Capital Partners I-A, LP and their respective Affiliates (collectively, “Flare Capital”), (iii) 7wire Ventures Fund, L.P., 7wire Ventures Wanxiang Strategic Fund I, LLC and their respective Affiliates (collectively, “7wire”), and (iv) William Wrigley as Trustee of Trust #101 and its Affiliates (the “Wrigley Trust”), for so long as each such foregoing stockholder holds shares of Company Preferred Stock and/or Company Common Stock issued upon conversion of Company Preferred Stock representing, in the aggregate, at least 10% of the shares of Company Preferred Stock originally issued to each such stockholder group (in each case as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the Original Effective Date).
“SPAC Transaction” means, the Parent’s merger with a special purpose acquisition company in which the post-combination securities of Parent are publicly traded on a national securities exchange.
“Subsidiary” means, with respect to any Person, a corporation, limited liability company, partnership, association, joint venture or other business entity of which such Person owns, directly or indirectly, more than 50% of the securities or other interests entitled to vote on the election of the members of the board of directors or similar governing body or otherwise has the power to direct the business and policies of any of the foregoing Persons.
“Stockholder” means any holder of any Company Capital Stock as of immediately prior to the Effective Time.
“Stockholder Approval” means the Stockholder Written Consent with the Required Vote.
“Stockholder Written Consent” means a Stockholder Written Consent in the form set forth in Exhibit D.
“Tax” means (a) any tax, governmental fee or other like assessment or charge in the nature of a tax, including escheat or unclaimed property, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax, (b) any and all liability for amounts described in clause (a) of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, and (c) any and all liability for amounts described in clause (a) of any Person imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract, pursuant to any Legal Requirement, or otherwise.
“Tax Representations” means: the representations and warranties set forth in Section 2.7 (Tax Matters).
“Tax Return” means any return, statement, estimate, schedule, form or other document or information filed or required to be filed with any Governmental Entity in connection with any Tax, including any amendment thereof or attachment thereto.

“Transactions” means the transactions contemplated by this Agreement and the Related Agreements.

“Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecation or pledge of, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

“Weeks Amount” means the cash amount of $2,300,000.

“Weeks Payment“ means the cash payment of $2,000,000, which amount the parties agree is sufficient to satisfy holders of Company’s Series B Preferred Stock’s obligation to extinguish any remaining amounts due and payable as of the date of the Closing under that certain subordinated secured promissory note by and between the Company and the Marta S. Weeks Revocable Trust (“Weeks”, and such promissory note, the “Weeks Note”).

ANNEX C – MISCELLANEOUS PROVISIONS
1.Certain Interpretations. When a reference is made in this Agreement to an Annex, or Exhibit, such reference shall be to an Annex or Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “ordinary course,” “ordinary course of business,” “ordinary course of business consistent with past practices” and other similar phrases shall all be construed to mean the usual, regular and ordinary course of business of the Company and the Subsidiaries, consistent in nature, scope, frequency and magnitude with past practices. The table of contents and headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement.
2.Amendment; Waiver. This Agreement may be amended and any provision may be waived at any time by execution of an instrument in writing signed by Parent, the Stockholder Representative and, prior to the Effective Time, the Company (or the Surviving Corporation following the Effective Time). At any time prior to the Closing, Parent, on the one hand, and the Company, on the other hand, may, to the extent permitted under any applicable Legal Requirements, by a written instrument signed on behalf of such party, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party set forth herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party set forth herein.
3.Assignment. This Agreement shall not be assigned by any party to this Agreement without the prior written consent of the non-assigning parties, except that Parent and Merger Sub may, without the consent of any other party, assign their rights and delegate their obligations hereunder, in whole or in part, to any of their Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder. For clarity, any rights to transfer shares of Company Capital Stock that are expressly permitted by the Joinder Agreement shall be permitted pursuant to, and subject to the satisfaction of the applicable conditions, thereof.
4.Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via electronic mail (with automatically generated receipt of delivery) to the parties at the following addresses; provided, however, that notices sent by mail will not be deemed given until received:
if to Parent or Merger Sub, to:
c/o Babylon Holdings Limited
60 Sloane Avenue
London, SW3 3DD
United Kingdom
Attention: Henry Bennett
Email: henry.bennett@babylonhealth.com
with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.
1301 Avenue of the Americas, 40th Floor
New York, NY 10019-6022
    United States of America
Attention: Megan J. Baier
Email: mbaier@wsgr.com

    and with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.
    701 Fifth Avenue
    Seattle, WA 98104
        United States of America
    Attention: Brendan Ripley Mahan
    Email: bmahan@wsgr.com
if to the Company (prior to the Closing), to:
higi SH Holdings Inc.
100 S Wacker Drive, Suite 1600
Chicago, IL 60606
United States of America
Attention: Jeff Bennett
Email: jbennett@higi.com
with a copy (which shall not constitute notice) to:

Fenwick & West LLP
801 California Street
Mountain View, CA 94041

United States of America
Attention: Cynthia Clarfield Hess
Email: chess@fenwick.com
and with a copy (which shall not constitute notice) to:

Fenwick & West LLP
228 Santa Monica Boulevard, Suite 300
Santa Monica, CA 90401
Attention: Thomas Kang
Email: tkang@fenwick.com
    if to the Stockholder Representative, to:

Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Email: deals@srsacquiom.com
with a copy (which shall not constitute notice) to:

Fenwick & West LLP
801 California Street
Mountain View, CA 94041

United States of America
Attention: Cynthia Clarfield Hess
Email: chess@fenwick.com
and with a copy (which shall not constitute notice) to:

Fenwick & West LLP
228 Santa Monica Boulevard
Santa Monica, CA 90401
Attention: Thomas Kang
Email: tkang@fenwick.com

5.Entire Agreement; Effectiveness of Amendment and Restatement. This Agreement, the Annexes, Schedules and Exhibits hereto, the Related Agreements, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, and are not intended to confer upon any other person any rights or remedies hereunder. This Agreement amends and restates certain provisions of the Original Agreement and restates the terms of the Original Agreement in their entirety. All amendments to the Original Agreement effected by this Agreement, and all other covenants, agreements, terms and provisions of this Agreement, shall have effect as of the Original Effective Date unless expressly stated otherwise. This Agreement shall be effective as of the date that copies hereof have been executed and delivered upon execution by each of the parties hereto.
6.No Third Party Beneficiaries. Nothing in this Agreement, except for is intended to, or shall be construed to, confer upon any other person any rights or remedies hereunder.
7.Specific Performance and Other Remedies. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed by any party in accordance with their specific terms or were otherwise breached by such party. The parties to this Agreement accordingly agree that in the event of any breach or threatened breach by a party or parties hereto, any Stockholder or the Stockholder Representative of any covenant, obligation or other agreement set forth in this Agreement, (i) each other party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or legal proceeding. Any and all remedies herein expressly conferred herein upon a party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.
8.Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
9.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of, and without giving effect to, the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
10.Exclusive Jurisdiction. Subject to Sections 7.4(e) and 7.4(f), each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the state courts of the State of Delaware in connection with any matter based upon or arising out of this Agreement and the Transactions (or, only if the state courts of the State of Delaware decline to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Subject to Sections 7.4(e) and 7.4(f), each party agrees not to commence any legal proceedings related hereto except in such state courts of the State of Delaware (or, only if the state courts of the State of Delaware decline to accept jurisdiction over a particular matter, in any federal court within the State of Delaware). By execution and delivery of this Agreement, subject to Sections 7.4(e) and 7.4(f), each party hereto and the Stockholders irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under the this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The parties hereto and the Stockholders irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof in accordance with the notice provisions set forth in this Annex B. Nothing herein shall affect the right to serve process in any other manner permitted by applicable Legal Requirement. The parties hereto and the Stockholders hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (b) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (c) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.
11.Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, EQUITY OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT, THE TRANSACTIONS OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT EACH SUCH PARTY MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
12.Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format shall be sufficient to bind the parties to the terms and conditions of this Agreement.
13.Privilege. All privileged and confidential communications made by or to the Company shall remain, following the Closing, the privileged and confidential communications of the Surviving Corporation; provided, however, that, other than in connection with any claim for Fraud, Parent agrees not to admit into evidence against the Stockholders or the Stockholder Representative any privileged communication between the Company, on the one hand, and Akerman LLP, on the other hand, in existence prior to Closing made in connection with the negotiation of this Agreement, the Related Agreements and the Transactions.
14.Privilege. Notwithstanding that the Company has been represented by Fenwick & West LLP (the “Firm”) in the preparation, negotiation and execution of this Agreement, the Company agrees that after the Closing the Firm may represent the Stockholder Representative, the Indemnifying Parties and/or their affiliates in matters related to this Agreement and the transactions contemplated hereby, including without limitation in respect of any indemnification claims pursuant hereto. The Company hereby acknowledges, on behalf of itself and its affiliates, that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and it hereby waives any conflict arising out of such future representation.

ANNEX D-1 – ELECTING STOCKHOLDERS

All Stockholders not listed on Annex D-2.

ANNEX D-2 – EQUITY-ELECTED STOCKHOLDERS

William Wrigley, Jr., as Trustee of Trust #101
Flare Capital Partners I, LP
Flare Capital Partners I-A, LP
7wire Ventures Fund, L.P.
7wire Ventures Wanxiang Strategic Fund I, LLC

EXHIBIT A – [FORM] NOTICE TO PROVIDE FINAL REPRESENTATION QUALIFICATIONS

Reference is hereby made to the Second Amended and Restated Agreement and Plan of Merger (as heretofore amended, the “Merger Agreement”) dated as of October [], 2021, by and among higi SH Holdings, Inc., a Delaware corporation (the “Company”), Parent Holdings Limited, a company incorporated under the Companies (Jersey) Law 1991 with a registered number 114474 (“Parent”), Babylon Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) and Shareholder Representative Services LLC, as the stockholder representative. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

Parent hereby notifies the Company that it is considering in good faith whether or not to deliver an Exercise Notice, and hereby requests, pursuant to the terms of the Merger Agreement, that the Company provide a Representation Qualification Notice (if any is required) within 10 calendar days after the date hereof. For clarity, Parent has not, and shall not deemed to have, delivered an Exercise Notice by delivering this Notice to Provide Final Representation Qualifications.

Date:    ____________________

                        BABYLON HOLDINGS LIMITED

                        By______________________________

EXHIBIT B – [FORM] NOTICE OF EXERCISE OF OPTION

Reference is hereby made to the Second Amended and Restated Agreement and Plan of Merger (as heretofore amended, the “Merger Agreement”) dated as of October [], 2021, by and among higi SH Holdings, Inc., a Delaware corporation (the “Company”), Parent Holdings Limited, a company incorporated under the Companies (Jersey) Law 1991 with a registered number 114474 (“Parent”), Babylon Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) and Shareholder Representative Services LLC, as the stockholder representative. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

Parent hereby notifies the Company that it irrevocably elects to exercise its option to consummate the Merger pursuant to the terms thereof, including all of the conditions to closing set forth therein. The Closing for the aforementioned Merger shall take place in accordance with the terms of the Merger Agreement, which Parent expects to occur on [date].

Date:    ____________________

                        BABYLON HOLDINGS LIMITED

                        By______________________________

EXHIBIT C – [FORM] JOINDER AGREEMENT

EXHIBIT C – [FORM] STOCKHOLDER WRITTEN CONSENT